Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BPO SERVICES CORP ENTERS INTO AGREEMENT TO ACQUIRE

STREAM HOLDINGS CORPORATION

BOSTON, MA. – January 28, 2008 – Global BPO Services Corp. (AMEX:OOO.U) announced today that it has entered into a definitive acquisition agreement to acquire 100% of the outstanding equity in Stream Holdings Corporation (“Stream”), a leader in providing global customer relationship management (“CRM”) and other business process outsourcing (“BPO”) services to Fortune 100 companies. The transaction values Stream at approximately $225.8 million. The merger has been unanimously approved by Global BPO Services Corp.’s Board of Directors and also has been approved by the Board of Directors and stockholders of Stream.

Global BPO Services Corp. (“GBPO”) was created in 2007 as a special purpose acquisition corporation with the objective to acquire a business process outsourcing company. In October 2007, GBPO raised $250 million in an initial public offering. Deutsche Bank Securities Inc. was the sole-book runner and Robert W. Baird & Co. was the co-manager on the IPO.

GBPO conducted a diligent search of the market and examined many potential candidates in the BPO services industry since completing its initial offering. This search targeted primarily CRM, transaction processing, information services, document management and human resource outsourcing companies.

Stream provides CRM and other BPO services to leading technology, communications and consumer electronics companies. Stream has over 16,000 employees with 32 service locations in 16 countries, including the United States, Canada, Europe, North Africa, India and Latin America. GBPO expects Stream to have preliminary unaudited revenues of $483.8 million in the year ended December 31, 2007, as compared to $405.5 million in fiscal 2006. GBPO expects Stream to have adjusted EBITDA of approximately $23.3 million (preliminary and unaudited) for the fiscal year ended December 31, 2007 (see schedule below), as compared to adjusted EBITDA of $17.4 million for fiscal 2006 (see schedule below).

For 2008, GBPO projects that Stream should have revenues of between $525 and $540 million and adjusted EBITDA of between $33 million and $35 million. Subject to the timing of the closing of the transaction, GBPO believes that there are opportunities to enhance the operating earnings potential of Stream over its existing business plan by at least $15 million in 2009 through a combination of the following: introducing new complementary services, establishing additional offshore service locations, operating productivity improvements and enhancing the technology environment. After the effect of these projected earnings enhancements, based on Stream’s current business plans, GBPO believes that Stream should be able to generate approximately $620 million to $650 million in revenues and an estimated $60 million to $65 million in adjusted EBITDA (as defined above) for the year ending December 31, 2009.

GBPO has agreed to pay $225.8 million, subject to certain adjustments for working capital, for 100% ownership of Stream. The purchase price will be paid by a combination of the assumption or replacement of existing debt and capital leases totaling approximately $72.0 million, cash payments of approximately $139.3 million and the issuance of approximately 1.8 million units, each consisting of a share of GBPO common stock and a warrant to purchase a share of GBPO common stock at a strike price of $6 per share, valued at $14.5 million in the transaction. The purchase price is subject to increase based on the timing of the closing. On closing of the acquisition, $7.5 million of deferred underwriting fees from the IPO due to Deutsche Bank Securities Inc. and Robert W. Baird & Company will also be paid. GBPO expects to have approximately $100 million of cash on hand after the closing.

Upon consummation of the acquisition, Mr. Rick Rosen, a Managing Director of H.I.G. Capital LLC, will join the Board of Directors of GBPO. The shares of GBPO issued in the transaction to the shareholders of Stream will be subject to a lock up period for nine months after the closing of the acquisition.

Scott Murray, who will continue to be Chairman and Chief Executive of GBPO after the closing, said; “Stream is one of the premier private CRM companies of scale in the market. We were attracted to Stream because of its well-known brand, its reputation for service excellence with its clients, its global service footprint, its strong process driven culture and its ability to serve as a platform for future BPO acquisitions. We believe that there are opportunities to improve the revenue growth, operating performance and enhance the technology environment of Stream under our executive management. Stream will be our platform company from which to build a large global BPO services company that offers many cross functional services to global clients in multiple jurisdictions located both on-shore and off-shore. We intend to invest in the front end technology to create a world class customer focused platform of scale. We also intend to expand Stream’s existing service locations into emerging areas that might include China, the Philippines and South America. I am very excited to have Rick Rosen, a Managing Director from H.I.G. Capital, join our Board of Directors. Mr. Rosen has been responsible for overseeing H.I.G. Capital’s investment in Stream and has an outstanding track record of helping build industry-leading business services companies.”

Murray went on to say, “The Stream management team, led by CEO and President Toni Portmann, who is going to continue with the company post closing, has done a great job of building the Stream franchise, driving customer satisfaction, expanding its footprint and growing its revenue base over the past four years. We look forward to working closely with the Stream team to build a fully diversified and integrated service offering for its clients.”

Prior to becoming Chairman and CEO of GBPO, Murray was CEO of 3Com Corporation, CEO of Modus Media, President of Stream and Chief Financial Officer of The Learning Company.

The closing of the transaction is subject to customary closing conditions, including termination of the waiting period under Hart-Scott-Rodino and the approval of the holders of the majority of outstanding shares of common stock of GBPO issued in the IPO. It is also subject to holders of less than 30% of GBPO’s shares of common stock issued in the IPO electing to exercise their conversion rights. Assuming these conditions are met, GBPO anticipates completing the transaction in mid-2008. Bear, Stearns & Co. Inc. provided financial advisory services, including a fairness opinion, and WilmerHale provided legal services to GBPO in connection with the transaction.

The company will host a conference call for investors and analysts today, January 28, 2008, at 10:00 AM EDT. The conference call details are as follows:

United States: (800) 553-0326

International: (612) 332-0342

For more information contact:

Charles Kane, Chief Financial Officer

617-517-3251

chuckkane@globalbpo.biz

About Global BPO Services Corp.

GBPO is a special purpose acquisition corporation formed in June of 2007 for the purpose of acquiring a business process outsourcing firm. GBPO consummated its initial public offering on October 23, 2007.

GBPO intends to file with the U.S. Securities and Exchange Commission (SEC) a preliminary proxy statement in connection with the proposed acquisition and to mail a definitive proxy statement and other relevant documents to Global stockholders. Stockholders of GBPO and other interested persons are advised to read, when available, GBPO’s preliminary proxy statement, and amendments thereto, and definitive proxy statement in connection with GBPO’s solicitation of proxies for the special meeting to be held to approve the acquisition because these proxy statements will contain important information about GBPO, Stream and the proposed acquisition. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the acquisition. Stockholders will also be able to obtain a copy of the preliminary and definitive proxy statements, without charge, once available, at the SEC’s Internet site at http://www.sec.gov or by directing a request to: Global BPO Services Corp., 125 High Street, 30th Floor, High Street Tower, Boston, MA 02110, telephone (617) 517-3248.

GBPO and its directors and its officers may be deemed participants in the solicitation of proxies from GBPO’s stockholders. A list of the names of those directors and the officers and descriptions of their interests in GBPO is contained in GBPO’s prospectus dated October 18, 2007, which is filed with the SEC, and will also be contained in GBPO’s proxy statement when it becomes available. GBPO’s stockholders may obtain additional information about the interests of its directors and officers in the acquisition by reading GBPO’s proxy statement when it becomes available.

Forward-looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of GBPO concerning the proposed acquisition of Stream and other future events and their potential effects on GBPO and Stream. The statements, analyses, and other information contained herein relating to the proposed acquisition, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: (1) whether the shareholders of GBPO approve the proposed acquisition; (2) the satisfaction of the other conditions to closing specified in the purchase agreement, including without limitation, the receipt of the required governmental approval of the proposed acquisition; (3) the ability to successfully combine the businesses of GBPO and Stream; (4) operating costs and business disruption following the acquisition, including adverse effects on relationships with employees; (5) changes in the stock market and interest rate environment that affect revenues and costs; (6) diversion of management time on acquisition related issues; (7) the ability of Stream to retain its existing customers and attract new customers following the closing; (8) retention of key employees upon announcement of the proposed acquisition and following closing; (9) general economic conditions such as inflation or recession; and (10) general political and social conditions such as war, political unrest and terrorism. The risks also relate to inherent business, economic and competitive uncertainties and contingencies relating to the business of Stream including: (1) failure to secure new business or loss of important clients; (2) ability to maintain or increase billing and utilization rates; (3) success of expansion internationally; (4) competition; (5) ability to move the product mix into higher margin businesses; (6) operating Stream as a public company; (7) salary cost management; and (8) currency fluctuation and exchange rate adjustments. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by us and to be filed in the future by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements. GBPO undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Global BPO Services Corp.

Reconciliation of Stream Holdings Corporation Non-GAAP information

For the Years Ended

(in thousands of dollars)

(unaudited)

	Years Ended December 31,
	2005	2006	2007
			(preliminary)
Revenues	$310,905	$405,547	$483,777
Less: Pass through revenues (1)	7,150	14,129	12,930

	$303,755	$391,418	$470,847

NON-GAAP ADJUSTED EBITDA:
Net income (loss)	$(17,554)	$(5,349)	$(7,962)

Income taxes	4,939	4,523	3,750
Interest expense, net	4,646	8,473	12,010
Depreciation and amortization	4,132	7,664	11,950

EBITDA	(3,837)	15,311	19,748
Minority interest	(298)	(19)	0
Stock-based compensation	125	223	517
Site closure/relocation charges	0	1,449	2,467
Management fees to stockholder	467	459	562

ADJUSTED EBITDA	$(3,543)	$17,424	$23,294

(1)	Pass through revenues are for telecommunication costs that are contractually committed to be billed to the client at cost and are shown in the company’s financial statements as revenues because Stream retains credit collection risk for such amounts.